EXHIBIT 99.1

Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremount, California 94555
Toll-free: +1 888 864 3770
Tel: +1 510 505 2100
Fax: +1 510 505 2101
www.ciphergen.com

CIPHERGEN BIOSYSTEMS AND QUEST DIAGNOSTICS

FORM STRATEGIC ALLIANCE TO DEVELOP AND COMMERCIALIZE

TESTS USING CIPHERGEN’S PROTEOMICS TECHNOLOGY

FREMONT, CA, AND LYNDHURST, NJ, JULY 22, 2005 – Ciphergen Biosystems, Inc. (Nasdaq: CIPH) and Quest Diagnostics Incorporated (NYSE: DGX), the leading provider of diagnostic testing, information and services in the U.S., announced the formation of a strategic alliance to develop and commercialize novel proteomic diagnostic tests based on Ciphergen’s proprietary SELDI ProteinChip® technology.

The strategic alliance will focus on the commercialization of selected assays chosen from Ciphergen’s pipeline over the next three years. In addition, for an aggregate purchase price of $15 million, Quest Diagnostics has purchased 6.2 million shares of Ciphergen common stock, or approximately 17% of shares outstanding, and a five-year warrant to purchase an additional 2.2 million shares for $3.50 per share. Quest Diagnostics also has agreed to loan Ciphergen up to $10 million to fund certain development activities. The loan would be forgiven based on achieving certain milestones. Additional terms of the agreements were not disclosed.

“We are very excited about our strategic alliance with Quest Diagnostics to develop novel proteomic tests based on our proprietary biomarkers and ProteinChip Systems,” said William E. Rich, Ph.D., CEO of Ciphergen Biosystems. “Together, we have the opportunity to translate biomarker discovery into clinical diagnostic tests that will address unmet medical needs and improve patient care.”

“We believe that proteomics will play an important role in patient care, and we look forward to pursuing our strategic alliance with Ciphergen,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer of Quest Diagnostics. “We are building intellectual capital to create a strong pipeline of new tests and technologies that help deliver better patient care.”

About Ciphergen

Ciphergen’s Diagnostics Division is dedicated to the discovery of protein biomarkers and panels of biomarkers and their development into protein molecular diagnostic tests that improve patient care; and to providing collaborative R&D services through its Biomarker Discovery Centers® for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays. Ciphergen’s Biosystems Division develops, manufactures and markets a family of ProteinChip® Systems and services for clinical, research, and process proteomics applications. ProteinChip Systems enable protein discovery, characterization, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level. Additional information about Ciphergen can be found at www.ciphergen.com.

Safe Harbor Statement

Note Regarding Forward-Looking Statements: For purposes of the Private Securities Litigation Reform Act of 1995 (the ““Act”“), Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include statements regarding the continuation of the strategic alliance between Ciphergen and Quest Diagnostics, the diagnostic tests that Ciphergen Diagnostics is developing, the predictive diagnostic value of protein biomarkers, and the expectation that protein multi-marker tests will address unmet clinical needs and improve patient care. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the ability of Ciphergen to successfully discover, validate and assay biomarkers and patterns of biomarkers that have diagnostic utility and which then can be successfully commercialized, and the continuation of the strategic alliance with Quest Diagnostics. Investors should consult Ciphergen’s filings with the Securities and Exchange Commission, including its Form 10-Q dated May 10, 2005, for further information regarding these and other risks of the Company’s business.

Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.

About Quest Diagnostics

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: http://www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated 2004 Form 10-K and subsequent filings.

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